Exhibit n

                           PLAN PURSUANT TO RULE 18f-3

                        HALLMARK INVESTMENT SERIES TRUST

      WHEREAS, the HALLMARK INVESTMENT SERIES TRUST, a Delaware business trust (the "Trust"), is engaged in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

      WHEREAS, the shares of beneficial interest of the Trust are currently divided into the series listed on Exhibit A, attached hereto, as such Exhibit may be amended from time to time (each a "Fund" and collectively the "Funds"); and

      WHEREAS, the Trust desires to adopt, on behalf of each of the Funds, a multiple class plan pursuant to Rule 18f-3 under the Investment Company Act; and

      WHEREAS, the Trust employs Reserve Management Company, Inc., a New York limited partnership (the "Manager"), as its investment adviser;

      NOW, THEREFORE, the Trust hereby adopts, on behalf of the Funds, this plan pursuant to Rule 18f-3 under the Investment Company Act (the "Plan"), and establishes each class of the shares of beneficial interest listed on Exhibit B, attached hereto, as such Exhibit may be amended from time to time (each a "Class" and together the "Classes") on the following terms and conditions:

      1. Classes of Shares. Each of the Funds may offer each Class of shares. All currently issued and outstanding Class A shares of each Fund shall be redesignated Class I shares.

      2. Rights of Share Classes. Shares of each Class of a Fund shall represent an equal pro rata interest in such Fund and shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that each Class shall bear any expenses applicable solely to that Class, as identified in Sections 3 and 5 below. In addition, each Class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement and each Class shall have separate voting rights on any matter submitted to shareholders in which the interests of one Class differ from the interests of any other Class.

      3. Distribution (12b-1) Arrangements. The Trust, on behalf of each Fund, may adopt a Distribution Plan and Distribution Agreement ("Distribution Arrangements") pursuant to Rule 12b-1 under the Investment Company Act with respect to any Class of shares of a Fund. Payments made under any Distribution Arrangements so adopted shall be expenses solely of the Class to which such Distribution Arrangements relate.

      4. Allocation of Income. The gross income of each Fund shall be allocated to each Class on the basis of net assets.

      5. Allocation of Expenses. Expenses incurred by the Trust, and expenses incurred by a Fund that are not attributable to any particular Class of the Fund's shares, shall be allocated to each Class on the basis of net assets. Expenses attributable to a particular Class shall be allocated to the Class for which such expenses are incurred, consistent with applicable legal principles under the Investment Company Act and the Internal Revenue Code of 1986, as amended. These expenses may include, without limitation; payments made pursuant to a Distribution Plan; transfer agent fees attributable to a specific Class;

printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific Class; Securities and Exchange Commission (SEC) or other governmental fees incurred by a Class; litigation or other legal expenses relating solely to one Class; Trustees' fees incurred as a result of issues relating to one Class; and other Class-specific expenses, as determined by the Manager and the Board of Trustees from time to time.

      6. Exchange and Conversion Privileges. Shares of each Class may be exchanged at net asset value for shares of the same Class of any fund advised by the Manager or for the single class of shares of any single class money market fund advised by the Manager. The exchange privilege may be modified or terminated at any time upon 60 days' notice to shareholders. There are no conversion privileges connected with any Class of shares of any Fund.

      7. Waiver or Reimbursement of Expenses. Expenses of any Fund, or of any Class of shares of any Fund, may be waived or reimbursed by the Manager, or any other provider of services, without the prior approval of the Board of Trustees.

      8. Effectiveness of Plan. The Plan shall not take effect until (i) a majority of the Trustees of the Trust, and a majority of the Trustees who are not interested persons of the Trust, shall find that the plan as proposed to be adopted, including the expense allocation, is in the best interests of each Class individually and each Fund as a whole; and (ii) the Investment Management Agreement between each Fund and RMCI has been approved by a majority vote of the outstanding voting securities of the respective Fund.

      9. Material Amendments. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in Paragraph 8(i) hereof.

      10. Limitation of Liability. The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and Distributor or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such right or claim, and not to such Funds in settlement of such right or claim, and not to such Trustees or shareholders.

      IN WITNESS WHEREOF, the Trust, on behalf of each of the Funds, has adopted this Plan as of the day of , 2004.

                                                HALLMARK INVESTMENT SERIES TRUST

                                                By:_____________________________
                                                Name:
                                                Title:

                                    Exhibit A
Hallmark First Mutual Fund

Hallmark Total Return Bond Fund

Hallmark Convertible Series Fund

                                    Exhibit B

            Hallmark First Mutual Fund - Class I and Class R

            Hallmark Total Return Bond Fund - Class I and Class R

            Hallmark Convertible Series Fund - Class I and Class R